UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 12, 2012

DIAMOND FOODS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51439	20-2556965
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Montgomery Street, 13th Floor San Francisco, California		94111-2702
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 445-7444

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 12, 2012, Diamond Foods, Inc. (“Diamond”) received a staff determination letter from The NASDAQ Stock Market LLC (“Nasdaq”) stating that Diamond’s common stock is subject to delisting from Nasdaq for failure to comply with Listing Rule 5250(c)(1) and that, unless Diamond requests an appeal of the Nasdaq staff’s determination, trading of Diamond’s common stock on Nasdaq will be suspended at the opening of business on June 21, 2012. Nasdaq also informed Diamond that its staff had determined that Diamond’s failure to file when due its Quarterly Report on Form 10-Q for the period ended April 30, 2012, as required by Nasdaq Listing Rule 5250(c), serves as an additional basis for delisting Diamond’s common stock from Nasdaq. Diamond expects to appeal the Nasdaq staff’s determination no later than June 19, 2012, which is the deadline for an appeal, and to request a stay of any delisting of its common stock until the hearing takes place. Diamond also expects to request that Nasdaq grant Diamond an extension of the time required to hold its annual meeting of stockholders. Diamond has made substantial progress on completing its previously-announced financial restatement and preparing various late Quarterly Reports on Form 10-Q and will complete the restatement and those filings as promptly as practicable. Diamond plans to hold its annual meeting of shareholders as soon as practicable thereafter. The statements in this report about Diamond’s submissions to Nasdaq, future filings with the SEC, and holding its annual meeting of stockholders are forward-looking statements and therefore subject to uncertainty. There can be no assurance that Nasdaq will grant Diamond’s request that its common stock be allowed to remain listed until its appeal can be heard, or afterward. The outcome of its Nasdaq appeal is inherently uncertain. Nor can there be any assurance that Diamond will complete its financial restatement or file its delayed Quarterly Filings on Form 10-Q with the SEC, or hold its annual meeting of stockholders, on the schedule that it expects.

A press release issued by Diamond on June 14, 2012 is furnished herewith as Exhibit No. 99.1 to this Report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Diamond Foods, Inc. press release dated June 14, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMOND FOODS, INC.

Date: June 14, 2012	By:	/s/ Stephen E. Kim
Name: Stephen E. Kim
Title: SVP, General Counsel and Human Resources